Merrill Lynch Large Cap Series Funds, Inc.

File No. 811-9637

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending October 31, 2002, Merrill Lynch Large Cap Core Fund (the “Large Cap Core Fund”), a series of the Merrill Lynch Large Cap Series Funds, Inc. (the “Registrant”), acquired substantially all of the assets and assumed substantially all of the liabilities of the Mercury U.S. Large Cap Fund (the “U.S. Large Cap Fund”), a series of Mercury Funds, Inc., File No. 811-8797.

On February 1, 2002, at meetings of the Boards of Directors of the Registrant and the U.S. Large Cap Fund and the Boards of Trustees of Mercury Master Trust and Master Large Cap Series Trust, the Boards of Directors and Boards of Trustees approved an Agreement and Plan of Reorganization (the “Reorganization”).  The Reorganization referred collectively to:

(i) first, the acquisition by U.S. Large Cap Fund of all of the assets and the assumption by U.S. Large Cap Fund of all of the liabilities of Mercury Master U.S. Large Cap Portfolio in return for all of the beneficial interests in Mercury Master U.S. Large Cap Portfolio owned by U.S. Large Cap Fund; (ii) second, the acquisition by Master Large Cap Core Portfolio of the U.S. Large Cap Fund investments and the assumption by Master Large Cap Core Portfolio of substantially all of the liabilities of U.S. Large Cap Fund in exchange solely for an equal aggregate value of beneficial interests in Master Large Cap Core Portfolio; (iii) third, the acquisition by Large Cap Core Fund of substantially all of the assets and liabilities of U.S. Large Cap Fund (consisting of Master Large Cap Core Portfolio interests) in exchange solely for an equal aggregate value of newly issued shares of common stock, with a par value of $.10 per share, of Large Cap Core Fund; (iv) the subsequent distribution of shares of Large Cap Core Fund to the stockholders of U.S. Large Cap Fund in return for their shares of common stock, par value $.0001 per share, of U.S. Large Cap Fund, including shares of common stock of U.S. Large Cap Fund held for dividend reinvestment in the book deposit accounts of the holders of common stock of the U.S. Large Cap Fund, in liquidation of U.S. Large Cap Fund; and (v) the termination of U.S. Large Cap Fund and Mercury Master U.S. Large Cap Portfolio as series of Mercury Funds, Inc. and Mercury Master Trust, respectively.

On February 20, 2002, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-03092 and 811-9637 (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of the U.S. Large Cap Fund.  The N-14 Registration Statement as so amended was declared effective by the Commission on March 22, 2002.

On June 25, 2002, the shareholders of the Registrant and the U.S. Large Cap Fund approved the Reorganization at a special meeting of shareholders held for that purpose.  On July 29, 2002 (the “Reorganization Date”), pursuant to the Agreement, U.S. Large Cap Fund transferred assets valued at $269,997,424 to the Large Cap Core Fund, a series of the Registrant, and received in exchange 865,052.203 newly-issued Class A shares, 21,838,024.962 newly-issued Class B shares, 8,208,316.006, newly issued Class C shares, and 2,761,180.981 newly-issued Class D shares of the Large Cap Core Fund.  Such shares were then distributed to the shareholders of U.S. Large Cap Fund on that date in proportion to each shareholder’s interest in the assets transferred.

The U.S. Large Cap Fund and Mercury Master U.S. Large Cap Portfolio as series of Mercury Funds, Inc. and Mercury Master Trust, respectively, were terminated.